Exhibit 10.1

January 18, 2015

Nora M. Denzel

Dear Nora:

You have agreed to serve as Interim Chief Executive Officer (“Interim CEO”) of Outerwall Inc. (the “Company”) during the Company’s search for a permanent Chief Executive Officer. This letter agreement (the “Agreement”) sets forth the terms of your employment as the Company’s Interim CEO and is effective as of January 18, 2015 (the “Effective Date”).

1. Position. In your position as Interim CEO, you will report to the Company’s Board of Directors (the “Board”) and serve at its direction. The Interim CEO position is a full-time position with its principal work place at the Company’s headquarters in Bellevue, Washington. While you render services to the Company as Interim CEO, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company; provided, however, that you may continue to serve on any boards of directors or committees thereof on which you served as of the Effective Date. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Term. From the Effective Date, your position as Interim CEO may continue, at the latest, until the date on which a permanent successor Chief Executive Officer is hired and commences employment with the Company (the “Interim Term”). While you serve as Interim CEO, you will continue to serve on the Board. Notwithstanding the foregoing, your employment is “at will,” and may be terminated by you or the Company at any time with or without Cause (as defined in Section 10.2).

3. Board Service; Equity Awards.

3.1 While you serve as Interim CEO, you will continue to serve on the Board. During the Interim Term, you will not earn any non-employee director cash retainers, equity grants or other compensation under the Company’s director compensation programs for your services as director.

3.2 Your existing outstanding equity awards will continue to vest during and after the Interim Term in accordance with their original schedules, provided you continue to provide services to the Company.

4. Compensation and Benefits.

4.1 During the Interim Term, the Company will pay you at the annualized salary rate of Seven Hundred Eighty Thousand Dollars ($780,000) per year, payable at such times as the Company’s normal payroll. You will be paid a minimum of Three Hundred Ninety Thousand Dollars ($390,000) for serving as the Interim CEO, unless you terminate your employment as Interim CEO of your own accord before the expiration of the first six (6) months of the Interim Term, or the Board terminates your employment for Cause.

4.2 You will be eligible for a cash bonus to be paid at the end of the Interim Term. The bonus will be calculated based on 50% to 75% of the monthly salary of Sixty-Five Thousand Dollars ($65,000) multiplied by the number of months you serve as Interim CEO. Payment of the bonus is subject to the discretion of the Compensation Committee of the Board and successful fulfillment of Interim CEO duties as outlined by the Board. You will not be eligible for a cash bonus if you terminate your employment as Interim CEO during the Interim Term of your own accord or are terminated by the Board for Cause.

4.3 The Company will pay you a lump sum payment of $15,000 for transition expenses. The transition payment will be paid within the first 30 days of employment.

4.4 During the Interim Term, you will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs as shall be provided from time to time by, to the extent required, action of the Board.

4.5 During the Interim Term unless the Compensation Committee of the Board otherwise determines in its sole discretion and to the extent consistent with applicable law, you will not be eligible to participate in any Company cash-based or equity-based incentive plans or programs applicable to the Company’s executives or otherwise, except as otherwise set forth in this Agreement or as otherwise required by applicable regulations.

5. Expenses. The Company will reimburse you for all reasonable and necessary expenses, including but not limited to expenses as a result of commuting and temporary housing, incurred by you in connection with your performance of services as Interim CEO on behalf of the Company.

6. Indemnification. The Company shall indemnify you with respect to activities in connection with your employment hereunder to the fullest extent provided by applicable law and to the same extent as the Company indemnifies other Company officers or directors. You will also be named as an insured in your capacities as Interim CEO and as director of the Company on the director and officer liability insurance policy currently maintained or as may be maintained by the Company from time to time.

7. Required Employment Forms. You will be required, as a condition of your employment with the Company, to sign all of the Company’s standard forms applicable to new employees (including, but not limited to, the Company’s Proprietary Information and Inventions Agreement), as well as the Company’s Code of Conduct.

8. Reimbursement of Legal Fees. The Company will reimburse you for reasonable legal and/or advisory fees incurred in connection with your review and negotiation of this Agreement and any other agreement at the end of your Interim Term in an aggregate amount not to exceed Five Thousand Dollars ($5,000).

9. Tax Matters. All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes and other deductions required by law.

10. Termination.

10.1 Company will give you thirty (30) days’ written notice of termination of employment, during which period your compensation and benefits will continue, but Company may, at its sole discretion, excuse you from any and all duties as Interim CEO.

10.2 For Purposes of this Agreement, Cause is limited to the occurrence of one or more of the following events:

a.	Failure or refusal by you to carry out your lawful duties as Interim CEO described in Section 1 hereof or any directions of the Board, which directions are reasonably consistent with the duties herein set forth to be performed by you;

b.	Violation by you of a state or federal criminal law involving the commission of a crime against Company or a felony;

c.	Current use by you of illegal substances; deception, fraud, misrepresentation or dishonesty by you; any act or omission by you which substantially impairs the Company’s business, good will or reputation; or

d.	Any other material violation of any provision of this Agreement.

10.3. The Company expects that you will remain on the Board as a non-employee director following the end of the Interim Term; provided, however, you will present your resignation as a member of the Board for acceptance or rejection by the Board at the end of the Interim Term.

11. Entire Agreement. This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company regarding matters covered hereby, and constitutes the complete agreement between you and the Company, regarding your position as Interim CEO. This Agreement may not be amended or modified, except by an express written agreement signed by both you and the Chair of the Board. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company will be governed by Washington law, excluding laws relating to conflicts or choice of law. In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in King County, Washington.

I have read and accept this employment offer:

OUTERWALL INC.

/s/ Raquel Karls
Raquel Karls
Chief Human Resources Officer

AGREED TO AND ACKNOWLEDGED

/s/ Nora M. Denzel
Nora M. Denzel